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                                                                    EXHIBIT 99.1

Contact:
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Amy Wilson                                    Robert Gottlieb
Director, Business Development                Senior Vice President
GelTex Pharmaceuticals, Inc.                  Feinstein Partners Inc.
Phone: (617) 290-5888                         (617) 577-8110

                                              For Immediate Release
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 GELTEX PHARMACEUTICALS ANNOUNCES CHOLESTAGEL[Registered Trademark] DEVELOPMENTS
                  Agreement with Ono Pharmaceutical Terminated
                      Phase IIb Trail Commences on Schedule

     WALTHAM, MA, JUNE 26, 1996 - GelTex Pharmaceuticals, Inc. (Nasdaq: GELX) has received notice from Ono Pharmaceutical Co., Ltd., of Osaka, Japan, that it has terminated its agreement to develop CholestaGel[Registered Trademark] non-absorbed cholesterol reducer for sale in Japan, China, Korea and Taiwan, GelTex announced today. GelTex has re-acquired all rights to the product in these countries. The Company also announced that is has initiated a multi-center dose refinement, Phase IIb clinical trial with CholestaGel in the United States. This double-blind, placebo-controlled, dose-ranging trial in 125 patients will be used in developing protocols for the Phase III clinical program. GelTex expects to complete the Phase IIb study in the first quarter of 1997.

     "The Ono termination will not materially impact the CholestaGel development timeline," commented Mark Skaletsky, president and CEO of GelTex. "Our recently completed Phase IIa CholestaGel study demonstrated that our compound is significantly more potent than cholestyramine, an established non-absorbed agent," Mr. Skaletsky said. "This Phase IIb study will help determine the lowest dose of CholestaGel needed to achieve clinically important, 20-30 percent reductions in LDL cholesterol." Mr. Skaletsky added that a recent process enhancement in the manufacturing of CholestaGel is expected to increase the product's efficacy and to extend its shelf life to more than two years.

     CholestaGel is a non-absorbed hydrogel that binds and removes bile acids from the intestinal tract. This activity stimulates the liver to remove cholesterol from the bloodstream in order to restore bile acid levels. Of the 65 million Americans with elevated cholesterol, 13 million may require drug therapy.

     GelTex Pharmaceuticals, Inc. is developing polymer-based pharmaceuticals that selectively bind to and eliminate target substances from the intestinal tract. The Company's products under development are orally delivered in a convenient capsule form, are not absorbed into the bloodstream, and are eliminated from the body through normal digestive processes. GelTex's advanced polymer technology is applicable to a broad number of diseases and conditions treatable through the intestinal tract.

     This press release may contain forward-looking statements based on current management expectations. There are certain key factors that could cause future results to differ from those anticipated by management. Such factors include, but are not limited to, technical risks associated with the development of new products, the continued progress of clinical trails of the Company's products, the Company's ability to continue to establish collaborative agreements with third parties, the continued availability of raw material for the Company's products, the competitive environment of the biotechnology and pharmaceutical industries, and general economic conditions.

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